Exhibit 99.1

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2016

ANDOVER, MA -- (Marketwired - February 23, 2017) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2016. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the fourth quarter ended December 31, 2016, decreased to $48,085,000, compared to $51,394,000 for the corresponding period a year ago, and decreased from $53,227,000 for the third quarter of 2016. Fourth quarter bookings increased to $55,082,000 from $46,636,000 for the corresponding period a year ago, and increased from $53,846,000 for the third quarter of 2016.

Gross margin decreased to $21,499,000 for the fourth quarter of 2016, compared to $22,831,000 for the corresponding period a year ago, and decreased from $25,923,000 for the third quarter of 2016. Gross margin, as a percentage of revenue, increased to 44.7% for the fourth quarter of 2016, compared to 44.4% for the fourth quarter of 2015, but decreased from 48.7% for the third quarter of 2016.

Net loss for the fourth quarter was ($2,688,000), or ($0.07) per share, compared to a net loss of ($1,752,000), or ($0.05) per share, for the corresponding period a year ago and net income of $2,336,000, or $0.06 per diluted share, for the third quarter of 2016.

Revenues for the year ended December 31, 2016, decreased 9.0% to $200,280,000 from $220,194,000 for the corresponding period a year ago. Net loss for the current year was ($6,247,000), or ($0.16) per share, compared to net income of $4,927,000, or $0.13 per diluted share, for the corresponding period a year ago. Included in net income for the third quarter of 2015 was a gain from equity method investment of $5,000,000, representing cash consideration received for the Company's investment in Great Wall Semiconductor Corporation ("GWS"), following the acquisition of GWS by Intersil Corporation in September 2015.

Cash provided by operating activities totaled $2,128,000 for the fourth quarter of 2016, compared to cash used for operating activities of $164,000 for the corresponding period a year ago. Cash and cash equivalents increased sequentially by $1,104,000 to approximately $56,170,000 at the end of the fourth quarter of 2016 from $55,066,000 at the end of the third quarter of 2016.

Total backlog at the end of 2016 was $48,371,000, compared to $42,124,000 at the end of the third quarter, and $39,073,000 at the end of 2015.

Dr. Patrizio Vinciarelli, Chief Executive Officer, commented on fourth quarter performance and the outlook for 2017, stating, "A nearly 10% sequential decline in quarterly consolidated revenue caused reduced manufacturing efficiencies, reduced product margins, and a quarterly loss. However, a sequential increase in consolidated bookings and a strengthening book-to-bill ratio bode well for sequential increases in quarterly revenues and profitability in 2017. Shipments of 48V to point-of-load solutions for datacenters rose 13% sequentially, with customers also placing orders for deliveries in Q1 and beyond. Design-in activity of advanced products in datacenter, supercomputing, autonomous driving, and aerospace applications accelerated, with first design wins for powering GPUs and for powering CPUs within the CPU package. This high level of activity and an improvement in bookings are indicative of increasing market traction enabled by our innovative and highly differentiated modular power components."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 23, 2017 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 60276372. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 10, 2017. The replay dial-in number is 888-286-8010 and the Passcode is 40981832. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2015, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                  QUARTER ENDED            YEAR ENDED
                                   (Unaudited)             (Unaudited)

                             ----------  ----------  ----------  ----------
                               DEC 31,     DEC 31,     DEC 31,     DEC 31,
                                2016        2015        2016        2015
                             ----------  ----------  ----------  ----------

Net revenues                 $   48,085  $   51,394  $  200,280  $  220,194
Cost of revenues                 26,586      28,563     109,071     120,676
                             ----------  ----------  ----------  ----------
  Gross margin                   21,499      22,831      91,209      99,518

Operating expenses:
  Selling, general and
   administrative                14,032      14,982      55,675      58,313
  Research and development       10,024      10,301      41,848      41,472
                             ----------  ----------  ----------  ----------
    Total operating expenses     24,056      25,283      97,523      99,785
                             ----------  ----------  ----------  ----------

Loss from operations             (2,557)     (2,452)     (6,314)       (267)

Other income (expense), net         (66)         14         284          25
                             ----------  ----------  ----------  ----------

Loss before income taxes         (2,623)     (2,438)     (6,030)       (242)

Less: Provision (benefit)
 for income taxes                    63        (775)        231        (401)

Gain from equity method
 investment, net of tax               -           -           -       5,000
                             ----------  ----------  ----------  ----------

Consolidated net income
 (loss)                          (2,686)     (1,663)     (6,261)      5,159

Less: Net income (loss)
 attributable to
 noncontrolling interest              2          89         (14)        232
                             ----------  ----------  ----------  ----------

Net income (loss)
 attributable to Vicor
 Corporation                 $   (2,688) $   (1,752) $   (6,247) $    4,927
                             ==========  ==========  ==========  ==========

Net income (loss) per share
 attributable to Vicor
 Corporation:
  Basic                      $    (0.07) $    (0.05) $    (0.16) $     0.13
  Diluted                    $    (0.07) $    (0.05) $    (0.16) $     0.13

Shares outstanding:
  Basic                          38,936      38,792      38,842      38,754
  Diluted                        38,936      38,792      38,842      39,146

CONDENSED CONSOLIDATED BALANCE SHEET
(Thousands)

                                                    DEC 31,       DEC 31,
                                                     2016          2015
                                                  (Unaudited)   (Unaudited)
                                                 ------------  ------------
Assets

Current assets:
    Cash and cash equivalents                    $     56,170  $     62,980
    Accounts receivable, net                           25,216        25,982
    Inventories, net                                   27,136        23,442
    Other current assets                                3,250         3,102
                                                 ------------  ------------
      Total current assets                            111,772       115,506

Deferred tax assets                                        38            15
Long-term investments                                   2,508         2,866
Property, plant and equipment, net                     37,574        37,450
Other assets                                            2,175         1,708
                                                 ------------  ------------

                                                 $    154,067  $    157,545
                                                 ============  ============

Liabilities and Equity

Current liabilities:
    Accounts payable                             $      7,588  $      7,470
    Accrued compensation and benefits                   8,965         8,349
    Accrued expenses                                    2,179         2,568
    Accrued severance charges                               -           195
    Income taxes payable                                   92            31
    Deferred revenue                                    3,403         1,988
                                                 ------------  ------------
      Total current liabilities                        22,227        20,601

Long-term deferred revenue                                374           468
Contingent consideration obligations                      253           144
Long-term income taxes payable                            196           192
Deferred income taxes                                       -            55
                                                 ------------  ------------
      Total liabilities                                23,050        21,460

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                     176,859       174,850
    Retained earnings                                  93,438        99,685
    Accumulated other comprehensive loss                 (561)         (577)
    Treasury stock                                   (138,927)     (138,927)
                                                 ------------  ------------
      Total Vicor Corporation stockholders'
       equity                                         130,809       135,031
Noncontrolling interest                                   208         1,054
                                                 ------------  ------------
    Total equity                                      131,017       136,085
                                                 ------------  ------------

                                                 $    154,067  $    157,545
                                                 ============  ============

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com